                                                                  Exhibit 99.1
For Immediate Release
---------------------
January 4, 2007


          NORDSTROM SAME-STORE SALES FOR DECEMBER INCREASE 9.0 PERCENT

     SEATTLE - January 4, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $1,271.3 million for the five-week period ending December 30, 2006, an increase of 9.8 percent compared to sales of $1,158.0 million for the five-week period ending December 31, 2005. Same-store sales increased 9.0 percent.
     Preliminary quarter-to-date sales of $2.02 billion increased 8.4 percent compared to sales of $1.86 billion in 2005. Quarter-to-date same-store sales increased 7.7 percent.
     Preliminary year-to-date sales of $7.95 billion increased 9.0 percent compared to sales of $7.29 billion in 2005. Year-to-date same-store sales increased 7.3 percent.

SALES RECORDING
     To hear Nordstrom's prerecorded December sales message, please dial (402) 220-6036. This recording will be available for one week.



SALES SUMMARY                           Total Sales                      Same-store Sales
(unaudited; $ in millions)              -----------                      ----------------
                                Fiscal       Fiscal    Percent        Total    Full-line   Rack
                                2006         2005      Increase       Retail   Stores      Stores
                                ------       ------    --------       ------   ---------   ------
December                      $1,271.3     $1,158.0      9.8%           9.0%      7.4%       9.9%
Quarter-to-date               $2,020.7     $1,864.7      8.4%           7.7%      5.8%       9.2%
Year-to-date                  $7,950.4     $7,291.7      9.0%           7.3%      5.7%      10.9%

Number of stores
  Full-line                       99           98
  Rack and other                  58           57
  International Faconnable
   boutiques                      35           32
                                 ---          ---
  Total                          192          187

Gross square footage      20,313,000   20,070,000


FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:

                  January Sales Release         Thurs., Feb. 8, 2007
                  Fourth Quarter Earnings       Mon., Feb. 26, 2007
                  February Sales Release        Thurs., Mar. 8, 2007
                  March Sales Release           Thurs., April 12, 2007

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 157 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 99 full-line stores, 50 Nordstrom Racks, five Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 35 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

     Investor Contact:                 Media Contact:
     RJ Jones, 206-303-3007            Deniz Anders, 206-373-3038